Exhibit 4.1

CERTIFICATE OF INCORPORATION

OF

RIVIERA RESOURCES, INC.

ARTICLE I

NAME

The name of the corporation is Riviera Resources, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

(1) Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred million (300,000,000) shares, consisting of two hundred seventy million (270,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and thirty million (30,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(2) Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Common Stock are as follows:

(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder. The holders of shares of Common Stock shall not have cumulative voting rights.

(b) Dividends. Subject to the rights of the holders of any series of Preferred Stock then outstanding, holders of Common Stock, as such, are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, in the amounts as may be declared from time to time by the Board out of any assets or funds legally available therefor.

(c) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription right.

(3)	Preferred Stock.

(a) The Board of Directors (as defined below) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

(b) There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article IV, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

ARTICLE V

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL.

ARTICLE VI

CORPORATE GOVERNANCE

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”). In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation then in effect, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the DGCL, this Certificate of Incorporation, and the bylaws of the Corporation.

(2) The directors of the Corporation need not be stockholders of the Corporation, and need not be elected by written ballot unless the bylaws of the Corporation so provide.

(3) Special meetings of the stockholders, other than those required by statute, may be called at any time as set forth in the bylaws of the Corporation, and may be called upon the written request to the Secretary by one or more stockholders holding, in the aggregate, at least a majority of the voting power of the shares entitled to vote in the election of directors of the Corporation. Any such written request shall specify the time of such meeting and the general nature of the business proposed to be transacted and shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation, and the Secretary shall, promptly following his or her receipt of such request, cause notice of such meeting to be given in accordance with the bylaws of the Corporation to each of the stockholders entitled to vote at such meeting.

(4) An annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

ARTICLE VII

BOARD OF DIRECTORS

(1) The Board of Directors shall consist of one or more directors, and shall initially be comprised of six directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be of one class and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal. At each annual meeting of stockholders, (i) directors shall be elected for a term of office to expire at the succeeding annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal; and (ii) directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. Vacancies on the Board of Directors may also be filled in the manner provided in the bylaws of the Corporation.

(2) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

(3) Except as otherwise required by applicable law and subject to the rights of the holders of any series of Preferred Stock then outstanding, any one or more of the directors may be removed from office, with or without cause, by the affirmative vote or written consent of holders of a majority of the voting power of the shares entitled to vote generally in the election of directors of the Corporation, voting together as a single class.

ARTICLE VIII

BYLAW AMENDMENTS

(1) The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation, provided, that any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors (a) shall require the approval of a majority of the Whole Board and (b) shall be subject to such additional restrictions (which may include, without limitation, majority or supermajority stockholder approval to amend or repeal specifically enumerated provisions), if any, as are set forth in the bylaws of the Corporation as in effect at such time. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation, by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors of the Corporation, voting together as a single class, provided, that any such adoption, amendment or repeal shall be subject to such additional restrictions (which may include, without limitation, supermajority stockholder approval to amend or repeal specifically enumerated provisions) if any, as are set forth in the bylaws of the Corporation as in effect at such time.

(2) As used herein, “Whole Board” shall mean, at any given time, the total number of directorships then authorized, whether or not any vacancies exist with respect to such directorships.

ARTICLE IX

SECTION 203 OF THE DGCL

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

LIMITATION ON DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director of the Corporation to the company or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, employee, agent or trustee of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”), whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, manager, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended from time to time (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith, and that indemnification shall continue as to a Covered Person who has ceased to be a director, officer, manager, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except as provided in Section 4 of this Article XI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Covered Person seeking indemnification in connection with a proceeding (or part thereof) initiated by that Covered Person, only if that proceeding (or part thereof) was authorized by the Board of Directors.

(2) Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this Article XI, a Covered Person shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or an officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Section 2 of this Article XI or otherwise. No Covered Person will be required to post any bond or provide any other security with respect to any such undertaking.

(3) Primary Indemnitor. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the bylaws of the Corporation as in effect at such time, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph.

(4) Right of Claimant to Bring Suit. If a claim under this Article XI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. It shall be a defense to any suit brought by a Covered Person to enforce a right to indemnification hereunder (other than a suit brought to enforce a claim for advancement of expenses where the required undertaking, if any, has been tendered to the Corporation) that the Covered Person has failed to meet any applicable standard of conduct for indemnification set forth in the DGCL, but the burden of proving such defense shall be on the Corporation. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is permissible in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or a committee thereof, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit). In any suit brought by a Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

(5) Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article XI shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, any provision of this Certificate of Incorporation, the bylaws of the Corporation as in effect at such time, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors or otherwise.

(6) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, manager, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against that expense, liability or loss under Delaware law.

(7) Expenses as a Witness. To the extent any Covered Peron is by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, employee, agent or trustee of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

(8) Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(9) Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each such portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(10) Nature of Rights; Amendments to this Article XI. The rights conferred upon Covered Person in this Article XI shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, manager, employee, agent or trustee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any repeal, amendment or modification of this Article XI or any of the provisions hereof that adversely affects any right of a Covered Person or its successors hereunder shall be prospective only and shall not limit, eliminate, impair or otherwise adversely affect any rights to indemnification and to the advancement of expenses of a Covered Person with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such repeal, amendment or modification.

ARTICLE XII

BUSINESS OPPORTUNITIES

(1) To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Corporation and any Dual Role Person (as defined below), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to any Dual Role Person, even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries or Affiliates for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such stockholder shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this paragraph. Neither the alteration, amendment or repeal of this paragraph, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this paragraph in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this paragraph, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this paragraph shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this paragraph (including, without limitation, each portion of any paragraph of this paragraph containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this paragraph (including, without limitation, each such portion of any paragraph of this paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This paragraph shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the bylaws of the Corporation as in effect at such time, or applicable law.

(2) As used herein, (a) “Dual Role Person” shall mean any individual who is a director of the Corporation and is otherwise an employee, officer or a director of a stockholder, and (b) “Affiliate” shall mean with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment manager or investment advisor to which is such person or its Affiliate); provided that for purposes of the definition of “Affiliate”, (i) the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise and (ii) the term “person” shall mean any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

ARTICLE XIII

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder of the Corporation (including a beneficial owner of stock) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIV

AMENDMENTS

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, and the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal any provisions of this Article XIV, Section 3 of Article XI, or any of Articles VIII or XII.

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IN WITNESS WHEREOF, the Sole Incorporator has caused this Certificate of Incorporation to be signed as of August 7, 2018.

/s/ David B. Rottino
Name:	David B. Rottino
Title:	Sole Incorporator
Address: 600 Travis Street Houston, Texas 77002

[Signature Page to Riviera Resources, Inc. Certificate of Incorporation]

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